EXHIBIT 99.1

Press Release                                                  Source: XRG Inc.

XRG Inc. Reports Quarterly Results
Wednesday March 2, 8:35 am ET

Company Reports GAAP Net Income

CLEARWATER, Fla.--(BUSINESS WIRE)--March 2, 2005--XRG Inc. (OTCBB:XRGI - News), a provider of a wide range of truckload freight services in the United States, today announced results for its quarter ended Dec. 31, 2004.

XRG generated revenue of $12,130,523 for the three months ended Dec. 31, 2004, as compared to $908,066 during the three-month period ended Dec. 31, 2003. This increase is the result of revenues attributable to five new truckload carriers that were acquired in April and two existing truckload operations. For the nine months ended Dec. 31, 2004, revenues were $33,985,161. Positive net income for the quarter ended Dec. 31, 2004, was $48,011, as compared to a net loss in the previous quarter ended Sept. 30, 2004, of $2,157,832.


The quarter ended Dec. 31 provided some key highlights for the company.

o     First positive net income quarter since making five acquisitions in 2004

o     Quarterly revenue represents annual run rate of over $46 million

o     Increased stockholders' equity 36% from the previous quarter to $5,311,165


XRG Chairman of the Board Don Huggins said of the quarter's achievements: "We achieved several key operational milestones this quarter. Foremost, I am very pleased to report our first quarterly positive net income following the major acquisitions we completed in April. Our main focus has been to achieve better asset utilization to improve cost and productivity. Advancing from a net loss to positive income this quarter validates our strategy to grow aggressively through acquisitions, while maintaining a focus on profitability."


About XRG Inc.


XRG Inc. is a public company trading on the OTCBB under the symbol XRGI that was established in November 2000 to consolidate established and profitable truckload carriers throughout the United States. The company is targeting carriers that have long-term customer relationships. Our consolidation strategy enables us to diversify our customer base, technical capabilities and geographic areas served. For more information about XRG Inc. visit http://www.xrginc.com or call 727-475-3060.


Safe Harbor Statement


The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the company's behalf. All statements, other than statements of historical facts which address the company's expectations of sources of capital or which express the company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the company, actual results may differ materially from the expectations expressed in the forward-looking statements.


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                            XRG Inc. and Subsidiaries
                           Consolidated Balance Sheet

                                                         Dec. 31, 2004
                                                          (Unaudited)
Assets
Current assets:
 Accounts receivable, net of allowance of
  $133,746                                                 $4,958,170
 Other current assets                                         907,294
Total current assets                                        5,865,464

Fixed assets, net of accumulated depreciation               5,411,812

Other assets
 Goodwill                                                   4,606,520
 Other assets                                                  35,338
Total other assets                                          4,641,858

                                                          $15,919,134

Liabilities and Stockholders' Equity

Current liabilities:
 Current portion of long-term debt                         $1,840,806
 Current portion of long-term convertible debt;
  net of unamortized discount of $73,725                      231,276
 Current portion of capital lease obligations                   6,111
 Bank overdraft                                               630,205
 Accounts payable                                             762,759
 Accrued expenses                                             623,765
 Accrued purchased transportation                             102,798
 Accrued payroll expenses                                     234,424
 Factor line of credit                                      3,487,968
 Related party advances and payables                          163,126
Total current liabilities                                   8,083,238

Long-term liabilities:
 Notes payable                                              2,468,809
 Other long-term liabilities                                   55,923
Total long-term liabilities                                 2,524,732

Total liabilities                                          10,607,970

Stockholders' equity:
 Common stock; $.001 par value; 25,000,000
  shares authorized; 14,500,040 shares
  issued and outstanding                                       14,500
 Common stock to be issued                                     24,000
 Additional paid-in capital                                33,137,265
 Subscription receivable                                     (380,000)
 Accumulated deficit                                      (26,304,600)
 Treasury stock; at cost, 210,500 shares                   (1,180,000)
Total stockholders' equity                                  5,311,165

                                                          $15,919,134

                            XRG Inc. and Subsidiaries
                      Consolidated Statements of Operations
                                   (Unaudited)

                          Three months ended      Nine months ended
                                Dec. 31,               Dec. 31,
                            2004       2003        2004        2003


Revenues               $12,130,523  $908,066  $33,985,161  $1,206,291

Cost of revenues         8,078,692   228,130   26,470,154     251,100

Gross profit             4,051,831   679,935    7,515,007     955,190

Selling, general and
 administrative
 expenses                3,521,524   281,921   10,166,562   1,507,546
Settlement loss                  -         -      744,582           -
                         3,521,524   281,921   10,911,144   1,507,546

Income (loss) from
 operations                530,307   398,014   (3,396,137)   (552,356)

Interest expense          (482,296) (153,799)  (1,606,750)   (222,741)
Intrinsic value of
 convertible debt and debt
 discount for value of
 detachable warrants          -            -     (153,844)   (551,798)
                          (482,296) (153,799)  (1,760,594)   (774,539)

Net income (loss)
 applicable to common
 shareholders              $48,011  $244,215  $(5,156,731)$(1,326,895)

Basic income (loss) per
 common shareholder          $0.00     $0.22       $(0.49)     $(1.59)

Basic weighted average
 number of common
 shares outstanding     13,920,467 1,110,354   10,456,005     832,791

Diluted income (loss)
 per common shareholder      $0.00     $0.21       $(0.49)     $(1.59)

Diluted weighted
 average number of
 common shares
 outstanding            14,419,348 1,165,123   10,456,005     832,791



Contact:
     XRG Inc.
     Investor Relations, 727-475-3060
     or
     Liolios Group Inc.
     Scott Liolios or Michael Cannivet, 949-574-3860 scott@liolios.com


Source: XRG Inc.